EXHIBIT 10.1

November 17, 2008

SURPLUS NOTE

Allstate Life Insurance Company, a life stock insurance company duly organized and existing under the laws of the State of Illinois (the “Company”) for value received hereby promises to pay to Allstate Insurance Company, or its assigns, the principal sum of $400,000,000.00 (Four Hundred Million Dollars) in cash on November 17, 2028 and to pay interest thereon semi-annually on the first day of April and October in each year, commencing April 1, 2009, at the rate of 7.00 % per annum, until the principal hereof is paid, except that the final payment of any accrued and unpaid interest shall be concurrent with the payment of principal.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  All principal and interest shall be paid at the principal corporate office of the Company or such other place, which shall be acceptable to the Company, as the holder hereof shall designate in writing to the Company, in collected and immediately available funds in lawful money of the United States of America.  Principal and interest shall be payable on the terms and conditions set forth below:

1.                                       No payment of principal or interest shall be permitted on this Surplus Note without the prior written approval of the Director of Insurance of the State of Illinois (the “Director”) and shall only be made out of surplus of the Company in excess of the minimum surplus the company is required to maintain under Section 13 of the Illinois Insurance Code [215 ILCS 5/13].  The Company covenants that it shall use its best efforts to obtain such approvals on or prior to the date on which such principal or interest shall become due and payable.  In addition to and not in lieu of the foregoing, the holder of this Surplus Note shall have the option of seeking such approvals itself and, in such event, the Company covenants to cooperate fully with the holder of this Surplus Note in seeking such approvals.

2.                                       To the extent that a payment of all or a portion of the principal of this Surplus Note or interest hereon is prohibited pursuant to the provisions of Paragraph 1 hereof, such prohibition shall not be considered to be a forgiveness of the indebtedness hereunder, and interest shall continue to be accrued and paid at the rate provided herein through the date of payment on any such unpaid principal (but not on interest the payment of which was prohibited pursuant to the provisions of Paragraph 1 hereof, during the period of such prohibition), and promptly (and in no event later than 30 days) after the removal of any such prohibition the Company shall make payment of all amounts then past due and owing hereunder.

3.                                       The Company covenants that if:

(a)                                  default is made in the payment of any installment of interest on this Surplus Note when such interest becomes due and payable and such default continues for a period of 30 days, other than to the extent such interest payment is prohibited pursuant to Paragraph 1 hereof, or

(b)                                 default is made in the payment of the principal of this Surplus Note when such principal becomes due and payable, other than to the extent that such principal payment is prohibited pursuant to Paragraph 1 hereof,

the Company will, upon demand by the holder of this Surplus Note, and subject to the provisions of Paragraph 1 hereof, pay to it the whole amount of the principal of this Surplus Note, plus accrued interest, with interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest (excluding interest payments prohibited pursuant to Paragraph 1 hereof), at the rate borne by this Surplus Note; and, in addition thereof, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable attorneys’ fees.

4.                                       In the event of the liquidation of the Company, the claims under this Surplus Note shall be paid out of any assets remaining after the payment of all policy obligations and all other liabilities but before distribution of assets to shareholders; provided, however, that the claims of the holder of this Surplus Note shall not be subordinated to the claims of the holder of any other such surplus note.

5.                                       Subject to the provisions of Paragraph 1 hereof, payments of principal and interest on this Surplus Note may be repaid or prepaid, in whole at any time or in part from time to time, without premium or penalty and with interest to the date of payment only.

6.                                       Except for the events described in Paragraphs 1 and 4 above, no provision of this Surplus Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Surplus Note at the times, place and rate, and in the coin or currency, herein prescribed.  No provision of this Surplus Note shall extinguish ultimate liability for the payment of principal and interest hereunder.

7.                                       The obligation of the Company to pay this Surplus Note shall not form a part of the Company’s legal liabilities until authorized for payment by the Director and shall not be a basis of any set off, but, until authorized for repayment by the Director, all statements published or filed with the Director by the Company shall show the amount thereof then remaining unpaid as a special surplus account.  The obligation of the Company under this Surplus Note may not be offset or be subject to recoupment with respect to any liability or obligation owed to the Company.

8.                                       Each payment made hereunder will be credited first to accrued but unpaid interest, if any, and the balance of such payment will be credited to the principal amount hereof.

9.                                       In the event that any payment of principal or interest on this surplus note is scheduled to be made on a day that is not a Business Day, then such payment shall be made on the next following Business Day and no additional interest shall accrue as a result of payment on such following Business Day.  For the purpose of this Paragraph 9, “Business Day” shall mean any day that is not a Saturday, Sunday or any other day on which banking institutions in the state of Illinois are permitted or required by any applicable law to close.

10.                                 No agreement or interest securing any obligation of the Company, whether existing on the date of this Surplus Note or subsequently entered into, shall apply to or secure the obligation of the Company under this Surplus Note.

11.                                 In the event the Company consolidates or merges into another entity or transfers substantially all of its assets to another entity, the entity into which the Company consolidates or merges or to which the assets of the Company are transferred must assume the liability of the Company hereunder.

12.                                 This Surplus Note shall be construed in accordance with, and governed by, the laws of the State of Illinois, including the provisions of Section 215 ILCS 5/34.1 of the Illinois Insurance Code, and applicable regulations issued pursuant thereto.

IN WITNESS WHEREOF, the Company has caused this Surplus Note to be executed in its name and attested to by its authorized officer, and its corporate seal to be hereunto affixed, all as of the date first written above.

ALLSTATE LIFE INSURANCE COMPANY

(CORPORATE SEAL)
		By:	/s/ John C. Pintozzi
Name: John C. Pintozzi
Title: Senior Vice President
and Chief Financial Officer

Attest:	/s/ Susan L. Lees
Name: Susan L. Lees
Senior Vice President, Secretary
and General Counsel